Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Comments on Letter from Sorin Capital Management

NEW YORK, June 16, 2015 – New York REIT, Inc. (NYSE: NYRT) (“NYRT” or the “Company”), a publicly traded real estate investment trust (“REIT”), today issued the following statement in response to a letter sent to NYRT from Sorin Capital Management dated June 16, 2015:

“The NYRT Board of Directors and management team are committed to acting in the best interests of the Company and all NYRT stockholders. The Company welcomes open communications with its stockholders and values their input toward the shared goal of enhancing stockholder value. Our Board of Directors and management team are actively pursuing several previously announced strategies that should allow the Company to maximize long term stockholder value. We look forward to continuing our dialogue with all NYRT stockholders as we continue to take actions to achieve this important objective.”

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE focused on acquiring income-producing commercial real estate, including office and retail properties, located in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on May 11, 2015. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Michael A. Happel CEO and President New York REIT, Inc. mhappel@nyrt.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations / Public Relations abackman@arlcap.com (212) 415-6500	Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600